Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267936

To Prospectus Dated May 24, 2024

PROSPECTUS SUPPLEMENT

RUMBLE INC.

8,050,000 Shares of Class A Common Stock Underlying Warrants
333,568,989 Shares of Class A Common Stock by the Selling Holders
550,000 Warrants to Purchase Class A Common Stock by the Selling Holders

This prospectus supplement amends and supplements the prospectus dated May 24, 2024, as supplemented or amended from time to time (the “prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-267936). This prospectus supplement is being filed to update and supplement the information in the prospectus with the information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on December 13, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The prospectus and this prospectus supplement relate to (a) the issuance by us of up to 8,050,000 shares of our common stock, par value $0.0001 per share (“Class A Common Stock”), upon the exercise of warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (“Warrants”) and (b) the resale from time to time by the selling securityholders named in the prospectus (each a “Selling Holder” and collectively, the “Selling Holders”) of (i) up to 333,568,989 shares of Class A Common Stock, consisting of 333,018,989 shares of Class A Common Stock and 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants and (ii) 550,000 Warrants.

You should read the prospectus, this prospectus supplement and any further prospectus supplement or amendment carefully before you invest in our securities. Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively. On December 12, 2024, the closing sale prices of our Class A Common Stock and Warrants were $8.17 and $2.89 respectively. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Class A Common Stock and Warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 10 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 13, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 13, 2024

Rumble Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40079	85-1087461
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

444 Gulf of Mexico Dr

Longboat Key, FL 34228
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (941) 210-0196

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RUM	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	RUMBW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2024, David Sacks resigned from the Board of Directors (the “Board”) of Rumble Inc. (the “Company”), effective immediately, to pursue a position in government. Mr. Sacks’s resignation is not the result of any disagreement with the Company on any matter related to the Company’s operations, policies, or practices. Following Mr. Sacks’s departure from the Board, the size of the Board has been reduced to seven directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rumble Inc.

Date: December 13, 2024	By:	/s/ Michael Ellis
	Name:	Michael Ellis
	Title:	General Counsel and Corporate Secretary

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